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               TOLL BROTHERS, INC.
              3103 Philmont Avenue
           Huntingdon Valley, PA 19006

    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to be held on Wednesday, March 5, 1997

  The Annual Meeting of Shareholders (the
"Meeting") of Toll Brothers, Inc. (the "Company") will be held on Wednesday, March 5, 1997, at 10:00 a.m., at the offices of the Company, 3103
Philmont Avenue, Huntingdon Valley, Pennsylvania
19006, for the following purposes:
       1. To elect three directors to hold
  office until the 2000 Annual Meeting of
  Shareholders and until their respective
  successors are duly elected and qualified.
  (The terms of office of the other directors do not expire until 1998 or 1999.)
       2. To elect one director to hold
  office until the 1999 Annual Meeting of
  Shareholders and until his respective
  successor is duly elected and qualified.
       3. To consider and act upon  proposed
  amendments  to the Toll Brothers, Inc. Cash
  Bonus Plan.
       4. To consider and act upon a
  proposed amendment to the Company's Stock
  Option and Incentive Stock Plan (1995).
       5. To consider and act upon the
  selection of Ernst & Young LLP as the
  Company's independent auditors for the 1997 fiscal year.
       6. To transact such other business as
  may properly come before the Meeting.

  The Board of Directors has fixed the close of business on January 14, 1997 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

  The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to sign, date and return the enclosed proxy promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.

                              BRUCE E. TOLL

Secretary


January 29, 1997
               TOLL BROTHERS, INC.
              3103 Philmont Avenue
           Huntingdon Valley, PA 19006



                PROXY STATEMENT
                       for
         Annual Meeting of Shareholders
                  March 5, 1997


                     GENERAL

  This proxy statement is furnished in
connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a
Delaware corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the
"Meeting"), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. This proxy statement, the foregoing notice and the enclosed proxy are first being sent to shareholders of the Company (the "Shareholders") on or about January
29, 1997.

  The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted "FOR" the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 2000 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, "FOR" the nominee of the Board of Directors in the election of one director whose term of office will extend until the 1999 Annual Meeting of Shareholders and until his respective successor is duly elected and qualified, "FOR" the approval of proposed amendments to the Toll Brothers, Inc. Cash Bonus
Plan (the "Cash Bonus Plan"), "FOR" the approval of a proposed Amendment to the Company's Stock
Option and Incentive Stock Plan (1995) (the "1995
Plan") and "FOR" the approval of Ernst & Young
LLP as the Company's independent auditors for the current fiscal year ending October 31, 1997.
Abstentions and broker non-votes (where a broker or other record holder submits a proxy but does not have authority to vote a customer's shares) will be considered present for purposes of establishing a quorum. Abstentions and broker non-votes will not be treated as votes cast and, thus, will not have the effect of a vote against any of the proposals.

  Any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote and Required to Vote

  At the close of business on December 31, 1996, there were 33,950,360 shares of the Company's common stock (the "Common Stock") outstanding. The record date fixed by the Board of Directors for the determination of Shareholders entitled to notice of and to vote at the Meeting is the close of business on January
14, 1997. At the Meeting, such Shareholders will be entitled to one vote for each share of Common
Stock owned at the record date. There is no other class of voting securities outstanding.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of Common
Stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. In the elections of directors, Shareholders entitled to vote will not have cumulative voting rights. A plurality of the votes of the shares of outstanding Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required to elect the nominees of the Board of Directors for director as set forth in Proposal One and Proposal Two. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required to approve each of Proposals
Three, Four and Five.

Security Ownership of Principal Shareholders and
Management

  The following table sets forth certain
information as of December 31, 1996 respecting the holdings of: (i) each person who was known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each director and nominee for director of the Company and each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

                                                                    Percent of
Name of Beneficial Owner                 Amount and Nature of        Common
                                      Beneficial Ownership (1)       Stock (1)

Robert I. Toll...........................     6,456,485(2)(3)          18.8
Bruce E. Toll............................     6,359,533(2)             18.5
FMR Corp.................................     2,600,489(4)              7.7
Firstar Corporation /Firstar Investment
   Research & Management Company.........     1,718,800(5)              5.1

Zvi Barzilay.............................       339,500                 1.0
Robert S. Blank..........................        68,500                   *
Richard J. Braemer.......................        78,500                   *
Roger S. Hillas..........................        81,500                   *
Carl B. Marbach..........................        66,200(6)                *
Joel H. Rassman..........................       167,500                   *
Paul E. Shapiro..........................        38,900                   *
All directors and executive officers as a group
    (9 persons)..........................    13,656,618(3)(6)(7)       38.3

*  Less than 1%

(1) Shares issuable pursuant to options exercisable within 60 days of December 31, 1996 are deemed to be beneficially owned; accordingly, information includes the following number of shares of Common Stock underlying options held by the following individuals, and all directors and executive officers as a group:
       Robert I. Toll and Bruce E. Toll, 465,250 shares each; Mr. Barzilay, 334,000 shares; Messrs. Blank, Braemer and Hillas, 67,500 shares each; Mr. Marbach, 62,500 shares; Mr. Rassman, 157,500; shares Mr. Shapiro, 37,500 shares and all directors and executive officers as a group, 1,724,500 shares.
(2) The address for Robert I. Toll and Bruce E. Toll is c/o Toll Brothers, Inc., 3103 Philmont Avenue, Huntingdon Valley, Pennsylvania 19006.
(3) Includes 17,500 shares owned by the Robert and Jane Toll Foundation of which Robert I. Toll is a trustee, with dispositive power, as to which he disclaims beneficial ownership.
(4) Based on a Schedule 13G of June 30, 1996 which states that the address of FMR Corp. ("FMR") is 82 Devonshire Street, Boston, Massachusetts 02109, that the amount of shares is as of June 30, 1996 and that FMR has sole voting power with respect to 22,989 shares and sole investment power with respect to all shares indicated as beneficially owned by it.
(5) Based on a Schedule 13G of December 31, 1995 which states that the address of Firstar Corporation is 777
       E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1995 and that Firstar Corporation has sole voting power with respect to 1,384,900 shares, shared voting power with respect to 257,200 shares, sole dispositive power with respect to 1,461,600 shares and shared dispositive power with respect to 257,200 shares. In addition, Firstar Investment Research Management Company ("Firstar Investment"), a wholly owned subsidiary of Firstar Corporation, filed a Schedule 13G of December 31, 1995, that the Company believes is related to the same shares of the Company's Common Stock as those reported by Firstar Corporation, which states that the address of Firstar Investment is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, that the amount of shares is as of December 31, 1995 and that Firstar Investment has sole voting power with respect to 599,100 shares, shared voting power with respect to 1,043,000 share, sole dispositive power with respect to 675,800 shares and shared dispositive power with respect to 1,043,000 shares.
(6) Includes 2,350 shares beneficially owned by individual retirement accounts for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 1,175 shares held by his wife's IRA.
(7) The Board of Directors, after reviewing the functions of all of the Company's officers, both in terms of designated function and functions actually performed, has determined that, for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules thereunder and Regulation S-K, only the Chief Executive Officer, Chief Operating Officer, Executive Vice President, and Senior Vice President and Chief Financial Officer are deemed to be officers or executive officers of the Company for reporting purposes under such provisions, respectively.

                  PROPOSAL ONE

    ELECTION OF THREE DIRECTORS FOR THE TERM
ENDING 2000

  At the Meeting, the Shareholders will elect three directors to hold office until the 2000
Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. The Company's Board of Directors is divided into three classes serving staggered three-year terms, with the term of one class of directors expiring each year. The directors whose three year terms of office expire at the Meeting are Messrs. Robert S. Blank, Roger S.
Hillas and Paul E. Shapiro.

  The Board of Directors has nominated Messrs.
Robert S. Blank, Roger S. Hillas and Paul E.
Shapiro to serve again as directors until the 2000 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. Such nominees have indicated a willingness to continue to serve as directors. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend.

  The nominees for election as the directors to be elected at the Meeting (including Joel H.
Rassman, the nominee described below in "Proposal
Two - Election of One Director for the Term
Ending in 1999") and the directors whose terms of office continue after the Meeting, together with certain information about them, are set forth below:

                               Director  Term
Name                     Age    Since   Expires   Positions with the Company

Robert I. Toll......     56      1986    1999      Chairman of the Board of
                                                    Directors and Chief
                                                    Executive Officer
Bruce E. Toll.......     53      1986    1999      President, Chief Operating
                                                    Officer, Secretary and
                                                    Director
Zvi Barzilay........     50      1994    1998      Executive Vice President
                                                    and Director
Robert S. Blank.....     56      1986    1997      Director
Richard J. Braemer..     55      1986    1998      Director
Roger S. Hillas.....     69      1988    1997      Director
Carl B. Marbach.....     55      1991    1998      Director
Joel H. Rassman.....     51      1996    1997      Senior Vice President,
                                                    Treasurer, Chief
                                                    Financial Officer and
                                                   Director
Paul E. Shapiro.....     55      1993    1997      Director

     Robert I. and Bruce E. Toll, who are
brothers, co-founded the Company's predecessors' operations in 1967 and have been members of the Board of Directors since the Company's inception in May 1986. Both are also members of the Stock
Option Committee, which administers the Company's
Amended and Restated Stock Option Plan (1986)
(the "1986 Plan") and the 1995 Plan, the Shelf
Terms Committee and the Compensation Committee of the Board of Directors. Their principal occupations since the Company's inception have been related to their various homebuilding and other real estate related activities.

     Zvi Barzilay became a member of the Board of Directors in June 1994. Mr. Barzilay joined the
Company in 1980 and held the position of Executive Vice President-Operations of the
Company from September 1989 until October 1992 when he was appointed to the position of Executive Vice President of the Company.

     Robert S. Blank became a member of the Board
of Directors in September 1986.  For more than
five years, Mr. Blank has been a partner in
Whitcom Partners, a partnership with offices in
New York City, which owns and operates newspapers
and cable television systems and formerly owned
and operated broadcast television stations and
radio stations, in some cases in partnership with
others.   Mr. Blank is a member of the
Subordinated Debt-Repurchase Authorization
Committee. Mr. Blank is a member of the Board of Directors of Devon Group, Inc., a publicly traded reporting company.

     Richard J. Braemer became a member of the Board of Directors in September 1986. Since
January 1994, Mr. Braemer has been a partner in the Philadelphia law firm of Ballard, Spahr, Andrews & Ingersoll. From May 1992 to December
1993, Mr. Braemer was a shareholder in the Philadelphia law firm of Hangley Connolly Epstein
Chicco Foxman & Ewing, P.C. For more than five years prior to May 1992, Mr. Braemer was a shareholder or partner in the Philadelphia law firm of Braemer Abelson & Hitchner, and its predecessors. Mr. Braemer is a member of the Subordinated Debt-Repurchase Authorization
Committee. Mr. Braemer is a member of the Board of Directors of Advanta Corp., a publicly traded reporting company.

     Roger S. Hillas became a member of the Board of Directors in April 1988. From July 1988 until
December 1992, Mr. Hillas was chairman and chief executive officer of Meritor Savings Bank, a publicly traded reporting company; since that time, he has been retired. In December 1992, Meritor Savings Bank was taken over by the Federal Deposit Insurance Corporation. Prior to
July 1988, Mr. Hillas was chairman of PNC
Financial Corp. and of Provident National Bank.
Mr. Hillas is a member of the Subordinated Debt-Repurchase Authorization Committee. Mr. Hillas is a member of the Board of Directors of P.H. Glatfelter Company, Consolidated Rail
Corporation, VF Corporation and The Bon-Ton
Stores, Inc., each of which is a publicly traded reporting company.

     Carl B. Marbach became a member of the Board of Directors in December 1991 and is a member of the Compensation Committee, the Audit Committee, the Compensation Committee for Key Executives and
Non-Employee Directors, and the Shelf Terms
Committee. Since January 1995, Mr. Marbach has been President of Internetwork Publishing Corp., an electronic publisher, which he founded. From
September 1992 to December 1994, Mr. Marbach was the President of M-2 Systems, Inc., a consulting firm which he founded. For more than five years prior to September 1992, Mr. Marbach had been President of Professional Press, a suburban
Philadelphia-based publisher of computer periodicals and books, of which he was the founder.

     Joel H. Rassman became a member of the Board of Directors in September 1996. Mr. Rassman joined the Company in 1984 as Senior Vice
President, Treasurer and Chief Financial Officer of the Company.

     Paul E. Shapiro became a member of the Board
of Directors in December 1993 and is a member of
the Audit Committee and the Compensation
Committee for Key Executives and Non-Employee
Directors.  Since January 1994, Mr. Shapiro has
been an Executive Vice President/Chief
Administrative Officer/General Counsel of Marvel
Entertainment Group, Inc., a publicly traded
reporting company.     In December 1996, Marvel
Entertainment Group, Inc. filed a Chapter 11 bankruptcy petition. From March 1991 to December
1993, Mr. Shapiro was a shareholder of the West
Palm Beach, Florida law firm of Greenberg,
Traurig, Hoffman, Lipoff, Rosen & Quental and was of counsel to that firm until January 1, 1996.

Meetings and Committees of the Board of Directors

     The Board of Directors held five meetings
(four formal meetings and one telephonic meeting) during the Company's last fiscal year and also acted by unanimous consent in writing.

     The Board of Directors currently has an
Audit Committee, a Stock Option Committee, a
Compensation Committee, a Compensation Committee for Key Executives and Non-Employee Directors, a
Subordinated Debt-Repurchase Authorization
Committee and a Shelf Terms Committee.  The Audit
Committee held four formal meetings during the last fiscal year, of which two were attended by the Company's independent auditors, to discuss the scope of the annual audit and questions of accounting policy and internal control. The
Stock Option Committee held three formal meetings during the Company's last fiscal year. During the Company's last fiscal year, the Compensation
Committee for Key Executives and Non-Employee
Directors which administers the Cash Bonus Plan, the 1986 Plan, the 1995 Plan and the Key
Executive and Non-Employee Directors Stock Option
Plan (1993) (the "1993 Plan"), held one formal meeting and one telephonic meeting. The
Subordinated Debt-Repurchase Authorization
Committee and the Shelf Terms Committee each held one formal meeting during the Company's last fiscal year.

Compensation of Directors

     Non-employee directors receive $4,000 for each full-day meeting that they attend, $2,000 for each half-day meeting that they attend, and $1,500 for each telephonic Board of Directors meeting or committee meeting in which they participate. In addition, each non-employee director receives an annual grant of options for 15,000 shares of the Company's Common Stock under the 1993 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING
"FOR" ROBERT S. BLANK, ROGER S. HILLAS AND PAUL E. SHAPIRO FOR
DIRECTOR.

                  PROPOSAL TWO

      ELECTION OF ONE DIRECTOR FOR THE TERM
ENDING 1999

     At the Meeting, the Shareholders will elect one director to hold office until the 1999 Annual
Meeting of Shareholders and until his respective successor has been duly elected and qualified.

     The Board of Directors has nominated Mr.
Joel H. Rassman to serve as a director until the 1999 Annual Meeting of Shareholders and until his respective successor has been duly elected and qualified. Mr. Rassman was elected a director by the Board of Directors on September 12, 1996 to serve until the 1997 Annual Meeting and until his successor is duly elected and qualified. Mr.
Rassman has indicated a willingness to continue to serve as a director. Should the nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares which such proxy represents for the election of such other person as the Board of Directors may recommend.


        THE BOARD OF DIRECTORS RECOMMENDS
   VOTING "FOR" JOEL H. RASSMAN FOR DIRECTOR.

                 PROPOSAL THREE

      APPROVAL OF AMENDMENTS TO CASH BONUS
PLAN

     In January 1990, the Board of Directors
decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief
Operating Officer should be determined pursuant to objective measurements, including appropriate performance criteria, in addition to compensation that reflected market rates for comparable executives. Commencing January 1, 1995, the
Board of Directors determined that the formula for increasing the base salaries for Messrs.
Toll should be based on no less than the increase in the Consumer Price Index (as defined, using
U.S. Department of Labor definitions) and no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees other than Messrs. Toll for the adjustment year. Cash bonuses for Messrs. Toll in addition to such annual salaries also have been determined since
1990 based on certain formulae relating to the Company's income before income taxes and shareholders' equity as described below.

     The Company's outside directors adopted the Cash Bonus Plan in December 1993, as further amended in February 1994, and the Shareholders approved the Cash Bonus Plan at the 1994 Annual
Meeting. In general, the Cash Bonus Plan is intended to continue the previous bonus program for Robert I. Toll, Chairman of the Board and
Chief Executive Officer and Bruce E. Toll,
President and Chief Operating Officer, within the requirements of Section 162(m) of the Internal
Revenue Code of 1986, as amended (the "Code"), so that amounts payable under the Cash Bonus Plan will be "performance-based" compensation and therefore will be exempt from the limitations on deductibility under Section 162(m). The Board of
Directors continues to believe that the Cash
Bonus Plan will assist the Company in motivating and retaining employees of superior ability, industry and loyalty, without limiting the Company's ability to take a tax deduction for such compensation. The Cash Bonus Plan is administered by the Compensation Committee for Key Executives and Non-Employee Directors, which committee is currently comprised of Messrs. Carl
B. Marbach and Paul E. Shapiro.

     The Compensation Committee for Key
Executives and Non-Employee Directors amended the Cash Bonus Plan on May 29, 1996, subject to
Shareholder approval (which is the subject matter of this Proposal Three) and subject further to Shareholder approval of Proposal Four (see
"Proposal Four - Approval of Amendment to the
Company's Stock Option and Incentive Stock Plan
(1995)"), to provide that (i) all bonus payments made under the Cash Bonus Plan with respect to the Cash Bonus Plan years ending October 31,
1996, October 31, 1997 and October 31, 1998 shall be paid in the form of shares of Common Stock, which payments shall be in the form of an award under the terms of the 1995 Plan; (ii) the number of shares of Common Stock awarded pursuant to the aforementioned provisions of the Cash Bonus Plan shall be determined by dividing the dollar amount of each bonus (as determined in accordance with the Cash Bonus Plan) by $17.125 (the fair market value of a share of Common Stock, determined as of May 29, 1996 in accordance with the provisions for determination of fair market value as set forth in the 1995 Plan); and (iii) the Compensation Committee for Key Executives and
Non-Employee Directors shall have the discretion to terminate the application of the provisions of the Cash Bonus Plan described in subparagraphs
(i) and (ii) above at any time, effective no sooner than six months after such decision to terminate is made by the Compensation Committee for Key Executives and Non-Employee Directors, in which event all bonuses payable on or after the effective date of such termination shall be payable in cash only. In addition, the Cash
Bonus Plan subsequently was amended to clarify that, upon receipt of a request by both participants in the Cash Bonus Plan (based on their concerns regarding adverse tax consequences to them), the Compensation Committee for Key
Executives and Non-Employee Directors may, in its sole discretion, provided that such action will not cause any increase in the amount or value of a bonus that would otherwise be payable under the Cash Bonus Plan, suspend the application of the provisions described in subparagraphs (i) and
(ii) above, in which event all bonuses payable under the Cash Bonus Plan shall be payable only in cash until such time as the Compensation
Committee for Key Executives and Non-Employee
Directors determines to reinstate such provisions. The amendments to the Cash Bonus Plan described in this paragraph constitute the amendments for which Shareholder approval is being sought in Proposal Three.

     The material features of the Cash Bonus Plan are as follows:

     1.   Participants and Amount of Cash Bonus.
The sole current participants in the Cash Bonus
Plan are Robert I. Toll, Chairman of the Board
and Chief Executive Officer and Bruce E. Toll,
President and Chief Operating Officer.   Under
the Cash Bonus Plan, each of Robert I. Toll and
Bruce E. Toll is entitled to receive a bonus equal to the sum of (a) 1.5% of the Company's income before income taxes (as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Cash
Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b) 2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year.

     2.   Administration.  The definitions of the
applicable measurements for the cash bonus described in Paragraph 1, above, are as set forth in the Cash Bonus Plan. Subject to the foregoing and other provisions of the Cash Bonus Plan, a committee, consisting of at least two members of the Board of Directors (currently Carl B. Marbach and Paul E. Shapiro), administers the Plan and, together with the Audit Committee (currently Carl
B. Marbach and Paul E. Shapiro), determines whether the various targets under the Cash Bonus
Plan have been met.

     3.   Term of Plan.  The Cash Bonus Plan
provides that the Cash Bonus Plan became effective as of November 1, 1993 and shall continue until terminated by the Board of Directors.

     4.   Amendments to the Plan.  The Cash Bonus
Plan may be terminated or revoked by the Company at any time and amended by the Company from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the participants, reduce the amount of a bonus payment that is due, but has not yet been paid, and no changes may be made that would increase the amount of bonuses determined under the formula described in Paragraph 1, above, shall be effective without approval by the committee and without disclosure to and approval by the Shareholders in a separate vote prior to payment of such bonuses. In addition, the Cash Bonus Plan may be modified or amended by the committee, as it deems appropriate, in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code as they relate to the exemption for "performance-based compensation" under the limitations on the deductibility of compensation imposed under
Section 162(m) and any other applicable
provisions of the Code.

     5.   Tax Aspects of the Plan.  The Cash
Bonus Plan is designed to maintain the
deductibility of compensation for the Cash Bonus
Plan participants, currently the Company's chief executive officer and chief operating officer, under the limitation of Section 162(m). The recipients of bonuses under the Cash Bonus Plan will pay Federal income tax on such bonuses at ordinary income rates, which currently are at a maximum rate of 39.6%. The participant is required to make appropriate arrangements with the Company for satisfaction of any Federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Cash Bonus Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

     The following table sets forth the benefits or amounts that were received by or allocated to the persons listed below under the Cash Bonus
Plan for the last completed Company fiscal year.

            CASH BONUS PLAN BENEFITS

Name and Position                                     Dollar Value *

Robert I. Toll, Chairman of the Board and
  Chief Executive Officer...............................$1,306,013

Bruce E. Toll, President and Chief
  Operating Officer.....................................$1,306,013

Executives as a Group...................................$2,612,026

* As of January 15, 1997. Assumes bonuses are paid in shares of Common Stock pursuant to the terms of the Cash Bonus Plan and the 1995 Plan as amended in accordance with this Proposal Three and Proposal Four, discussed below. If paid in cash under the existing Cash Bonus Plan, the value of the bonuses would be $1,146,938 for Robert I. Toll and $1,146,938 for Bruce E. Toll.
At October 31, 1996 the fair market value of the bonus Award shares was $1,146,938 for each of Robert I. Toll and Bruce E. Toll.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the meeting in person or by proxy and the approval by Shareholders of the Amendment to the 1995 Plan described below (see "Proposal Four -
Proposed Amendment to the Company's Stock Option and Incentive Plan (1995)"), are required for the proposed amendments to the Cash Bonus Plan to become effective. Unless both Proposal Three and Proposal Four are approved by the Shareholders, the proposed amendments to the Cash Bonus Plan and the 1995 Plan will not become effective. The
Company has been advised that it is the intention of Robert I. Toll and Bruce E. Toll to vote the shares of Common Stock they beneficially own in favor of Proposals Three and Four. If they do so, it is likely that Proposals Three and Four will be adopted by the Shareholders. See "Voting
Securities and Security Ownership - Security
Ownership of Principal Shareholders and
Management."

        THE BOARD OF DIRECTORS RECOMMENDS
           VOTING "FOR" PROPOSAL THREE


                  PROPOSAL FOUR

APPROVAL OF THE AMENDMENT TO COMPANY'S
STOCK OPTION AND
           INCENTIVE STOCK PLAN (1995)


      The 1995 Plan was adopted by the Board of
Directors in January, 1995, and subsequently was
approved by the  Shareholders at the 1995 Annual
Meeting.   The 1995 Plan effectively replaced the
1986 Plan, which was expiring. As the Company's principal stock option and incentive plan, it is intended to serve, along with the 1993 Plan, as an additional incentive to all employees and directors of the Company and its affiliates (as defined) to devote themselves to the future success of the Company by providing them with an opportunity to increase their proprietary interest in the Company through the receipt of options to purchase the Company's Common Stock
("Options") and/or through incentive stock awards involving the transfer or issuance of shares of the Company's Common Stock subject to conditions of forfeiture ("Awards"). The 1995 Plan was structured to comply with the applicable provisions of the Securities and Exchange Act of 1934, as amended, and Rule 16b-3 thereunder.

     Each Option granted under the 1995 Plan is intended to be an incentive stock option ("ISO") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the
"Code"), for federal income tax purposes, except to the extent (i) any such ISO grant would exceed the maximum grant limitations set forth in Paragraph 7 below, (ii) any Option is specifically designated at the time of grant as not being an ISO, and (iii) any Option is granted to Robert I. Toll or Bruce E. Toll (the
"Executives") under the formula grant provisions set forth in Paragraph 10 below. No Option granted to a person who is not an employee of the Company or an affiliate on the date such Option is granted, will be an ISO.

     In the opinion of the Board of Directors of the Company, the ability to grant Options and make Awards to employees and non-employee members of the Board of Directors of the Company permits the Company to recognize the contributions made to the Company by such persons and provides them with an additional incentive to enter into or remain in the employ of the Company or on the Board of Directors and to devote themselves to the Company's success by providing them with an opportunity to acquire or increase their proprietary interest in the Company.

     The Board of Directors, upon the
recommendation of the Compensation Committee for Key Executives and Non-Employee Directors, which administers the 1995 Plan, has proposed to amend the 1995 Plan, subject to Shareholder approval
(which is the subject of this Proposal Four) and subject further to Shareholder approval of Proposal Three (See "Proposal Three - Approval of
Amendments to Cash Bonus Plan"), to permit Awards under the 1995 Plan to Executives to the extent an Award is required to be granted to an Executive pursuant to the proposed terms of the Cash Bonus Plan, as described above in "Proposal
Three - Approval of Amendments to Cash Bonus
Plan." The amendment described in this paragraph constitutes the amendment of the 1995 Plan for which Shareholder approval is being sought in this Proposal Four.

     The key provisions of the 1995 Plan are
summarized below.

           1.  Shares Subject to the 1995 Plan.  The
maximum number of shares of Common Stock of the Company which were available for the grant of Options and Awards under the 1995 Plan in the 1995 calendar year, in which the 1995 Plan was approved by the Shareholders, was 2,000,000. For each subsequent calendar year, the maximum number of shares of Common Stock available for the grant of Options and Awards under the 1995 Plan is equal to the sum of (i) the number of shares of Common Stock available for Options and Awards under the 1995 Plan in the immediately preceding year which were not covered by Options and Awards granted in such year and (ii) two percent (2%) of the number of shares of Common Stock outstanding
(including treasury shares) as of the first day of the subsequent year. Notwithstanding the foregoing, in no event shall (x) more than 2,500,000 shares of Common Stock be available in the aggregate for the issuance of Common Stock pursuant to ISOs granted under the 1995 Plan, and
(y) more than 2,500,000 shares of Common Stock be available for the grant of Options and Awards in any single calendar year. Additionally, notwithstanding anything to the contrary otherwise contained in the 1995 Plan, no employee shall be granted Options to purchase more than 1,000,000 shares of Common Stock during any single calendar year. The amount of shares issuable with respect to Options and Awards granted under the 1995 Plan is subject to adjustment in the event of a stock dividend, stock split and certain other capital adjustments. As of January 15, 1997, the aggregate market value of the 3,355,023 shares of Common Stock for which Option and Awards have been granted or may be granted was $65,422,949.

           2.  Administration.  The 1995 Plan is
administered by the Board of Directors of the Company or a committee of the Board of Directors
(in either case referred to hereinafter as the "Committee"), provided, however, that the
Compensation Committee for Key Executives and
Non-Employee Directors administers the 1995 Plan with respect to Options granted to the Executives. Except with respect to Options which may or are required to be granted to the Executives, the Committee has the authority to determine to whom and the times at which Options and Awards shall be granted, the number of shares of the Company's Common Stock subject to Options or Awards granted and the price and other terms and conditions thereof.

           3.  Eligibility.  All employees and
directors of the Company and its affiliates (as defined) are eligible to receive Options and Awards under the 1995 Plan; provided, however, that the Executives are only eligible to be granted Options pursuant to special provisions summarized in Paragraph 10 below, and, provided further, that the Executives are not eligible to receive Awards except to the extent an Award is required to be granted to an Executive pursuant to the terms of the Cash Bonus Plan. There are currently approximately 900 persons who are eligible to participate in the 1995 Plan.

           4.  Term of 1995 Plan.  The 1995 Plan was
effective January 31, 1995.   No Option or Award
may be granted under the 1995 Plan after January
31, 2005.

           5.  Term of Options.  All Options terminate
on the earliest of: (a) the expiration of the term specified in the document granting the Option, which shall not exceed (i) 10 years (for an ISO) or 10 years and one day (for a non-qualified stock option) from the date of grant or (ii) 5 years (for an ISO) from the date of grant if the optionee owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or its affiliates (as defined); (b) the expiration of three months (or such shorter period as the Committee may select) from the date the optionee's employment terminates for any reason other than disability, death or a "Change of Control;"(c) the expiration of one year from the date on which the optionee's employment terminates due to such optionee's disability or death; (d) the date set by the Committee to be an accelerated expiration date in the event of a "Change of Control;" (e) the date set by the Committee to be an accelerated expiration date after a finding by the Committee that a change in the financial accounting treatment for Options from that in effect on the date the 1995 Plan was adopted adversely affects or, in the determination of the Committee, may adversely affect in the foreseeable future, the Company; and (f) a finding by the Committee that the optionee has breached his employment or service contract with the Company or an affiliate
(as defined) or has been engaged in any sort of disloyalty to the Company.

     Notwithstanding the foregoing period
limitations described under clauses (b)-(f) above, the Committee may extend the period during which an Option may be exercised to a date no later than the date of expiration of the term specified in the document granting the Option.

     In addition, non-qualified stock options granted or to be granted to the Executives have further limitations on their term, as described in Paragraph 10 below.

           6.  Option Price.  The exercise price of
Options will be at least 100% of the fair market value of the Company's Common Stock subject to the Option on the date the Option is granted; or in the case of an ISO, at least 110% of the fair market value of the Company's Common Stock on the date the Option is granted if the recipient owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an affiliate (as defined).

           7.  Maximum Grant.  Any ISO granted under
the 1995 Plan will limit the number of shares of the Company's Common Stock for which an optionee first may exercise the Option in any calendar year to shares of the Company's Common Stock with an aggregate fair market value, determined at the time the Option is granted, not to exceed
$100,000. The $100,000 exercise limit for any calendar year shall be reduced by the fair market value of shares of the Company's Common Stock for which the optionee was granted an ISO (determined at the time of such ISO grant) under any other plan of the Company or affiliate (as defined) that first becomes exercisable in such calendar year. In addition, no director, except for the Executives, may receive Options to purchase, in the aggregate, more than 450,000 shares of the Company's Common Stock under the 1995 Plan.

           8.  Payment.  An Option holder may pay for
shares covered by an Option in cash, by certified check payable to the order of the Company or by such other mode of payment as the 1995 Plan
Committee may approve, including payment through a broker in accordance with certain federal laws, or payments in whole or in part in shares of the Company's common stock held by the Optionee for more than one year. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may refuse to accept shares of Common
Stock in payment of the Option exercise price.

           9.  Option Document; Restriction on
Transferability. All Options, with the exception of those granted to the Executives pursuant to the provisions summarized in Paragraph 10 below, will be evidenced by a written Option document containing provisions consistent with the 1995
Plan. No Option granted under the 1995 Plan may be transferred, except by will, by the laws of descent and distribution or, in the case of a non-qualified stock Option, pursuant to a qualified domestic relations order as defined by the Code or in Title I of the Employee Retirement
Income Security Act of 1974, as amended.

          10.  Special Provisions for Grant of Options
to the Executives. Options will be granted to the Executives and will become exercisable under the 1995 Plan only in accordance with the following terms:

          A.   Each Executive was granted by the
     Board of Directors an Option to purchase
     50,000 shares of Common Stock, effective on November 1, 1996, and will be granted an Option to purchase 50,000 shares of Common
     Stock on each of November 1, 1997 and
     November 1, 1998.

          B.   For each fiscal year during the
     period from November 1, 1995 to October 31,
     1998 in which the "Pre-Tax Return on Equity"
     is at least 20%, each Executive will be
     granted an Option, 60 days after the end of
     such fiscal year, but no later than the last
     business day of the calendar year in which
     such fiscal year ends (or if the Company's
     net income before income taxes and
     extraordinary items has not at that time
     been determined by its independent auditors,
     then ten days after the Company announces
     its net income before income taxes and
     extraordinary items for such fiscal year),
     to purchase 30,000 shares plus 1,250 shares
     for each additional one percent by which the
     "Pre-Tax Return on Equity" exceeds 20% (but
     no more than an aggregate of 75,000 shares
     in any fiscal year).   The 1995 Plan defines
     "Pre-Tax Return on Equity" as the percentage of shareholders' equity of the Company (as defined) as of the beginning of the applicable fiscal year represented by the Company's net income before income taxes and extraordinary items for such fiscal year.

          C.   For the three fiscal year period
     commencing November 1, 1994 and ending
     October 31, 1997, if the "After-Tax Return on Equity" is equal to at least 45%, each Executive will be granted an Option, 60 days after the end of such three fiscal year period, but no later than the last business day of the calendar year in which such three fiscal year period ends (or if the Company's net income after income taxes has not at that time been determined by its independent auditors, then ten days after the Company announces its net income after income taxes for the last fiscal year in the period) to purchase 100,000 shares plus 2,500 shares for each one percent by which the "After-Tax
     Return on Equity" exceeds 45% (but no more than an aggregate of 200,000 shares for such three year period). The 1995 Plan defines
     "After-Tax Return on Equity" as the
     percentage of shareholders' equity of the Company (as defined) as of October 31, 1994 represented by the Company's cumulative consolidated net income (or loss) for the three fiscal years beginning November 1, 1994 and ending October 31, 1997.

          D.   For each consecutive two year
     period, commencing on each of March 1, 1995, 1996 and 1997 in which the "Increase in Common Stock Value" is at least equal to 40%, each Executive will be granted an Option, ten business days following the end of each such two year period, to purchase
     30,000 shares plus 1,250 shares for each one percent by which the "Increase in Common
     Stock Value" exceeds 40% (but no more than an aggregate of 100,000 shares for any such two year period). The 1995 Plan defines
     "Increase in Common Stock Value" as the
     increase, if any, between the fair market value per share of Common Stock at the beginning of each such period and the fair market value at the end of each such period, expressed as a percentage of the fair market value per share of Common Stock at the beginning of each such period.

     All Options granted to the Executives will be non-qualified stock options. All Options granted to the Executives are immediately exercisable, except for those Options granted under A above which do not vest or become exercisable until one year from the date of grant. All Options granted under A, B, C and D above are independent of each other and Options may be granted under any or all such provisions, to the extent earned.

     If an Executive ceases to be chief executive officer or chief operating officer, as applicable, during any such period in respect of which Options may be granted pursuant to the foregoing provisions, (i) he shall not be granted any additional Options under A, B, C and D above unless all events establishing his entitlement to one or more such grants of Options, other than the grant itself, have occurred prior to his ceasing to be chief executive officer or chief operating officer, as applicable, and (ii) shall not be permitted to exercise his Options granted under A above if such Options were not exercisable by the Executive when he ceased to be chief executive officer or chief operating officer, as applicable. Thus, such Options described under A, B, C and D above are not affected by the Executive's membership on the Committee, but are affected by the Executive's service as chief executive officer or chief operating officer, as applicable. In addition, the term provisions described in Paragraph 5 above, also apply to Options granted to the Executives.

          11.  Award Agreements; Restrictions and
Conditions of Forfeiture. All Awards shall be evidenced by a written award agreement containing provisions consistent with the 1995 Plan including the purchase price, if any, which applies to the Award. The Committee may specify in an Award agreement any conditions under which the recipient of the Award shall be required to convey to the Company the shares of Common Stock covered by the Award. All restrictions shall lapse or terminate with respect to shares covered by the Award upon the death or disability (as defined in the Code) of the recipient of the Award. The recipient of the Award shall have all the rights of a Shareholder with respect to the shares of Common Stock covered thereby, including the right to vote such shares and receive dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award agreement. Upon a finding by the Committee that the recipient of the Award has breached his employment or service contract with the Company or an affiliate or has been engaged in any sort of disloyalty to the Company, the recipient of the Award shall automatically forfeit all shares of Common Stock granted pursuant to an Award for which the Company has not yet delivered the share certificates or any restrictions applicable to such shares have not yet lapsed.

          12.  Provisions Relating to a "Change of
Control." In the event of a "Change of Control," the Committee may take whatever action with respect to outstanding Options or Awards that have been granted that it deems necessary or desirable, including accelerating the expiration or termination date of the Options to a date no later than 30 days after notice of such acceleration is given to the holders of Options.
In addition, in the event of a "Change of Control," all outstanding Options granted pursuant to the 1995 Plan will become immediately exercisable in full and any restrictions applicable to shares of Common Stock issued pursuant to Awards granted under the 1995 Plan shall lapse.

     A "Change of Control" will occur under the 1995 Plan upon requisite Shareholder approval
(or,
if such approval is not required, the approval of the Board of Directors) of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exemptions, a "Change of Control" will also occur upon requisite approval by the Company and the other constituent corporation's stockholders (or, if such approval is not required, by the applicable boards of directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a "Change of Control" will occur if certain entities, persons or groups specified in the 1995
Plan (not including persons owning in excess of 20% of the Company's outstanding shares of Common
Stock at the time of the adoption of the 1995
Plan by the Board of Directors) have become beneficial owners of or have obtained voting control over more than 50% of the Company's outstanding shares of Common Stock, or on the first date upon which a majority of the Board of Directors consist of persons who have been members of the Board of Directors for less than 24 months, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

          13.  Amendments to an Option Document,
Awards and the 1995 Plan. Subject to the provisions of the 1995 Plan, the Board of Directors may amend an Option or Award document subject to the Option holder's or Award recipient's consent if the amendment is not favorable to the Option holder or Award recipient and is not being made pursuant to provisions of the 1995 Plan relating to a Change of Control.
The Board of Directors may amend the 1995 Plan from time to time in such manner as it may deem advisable. However, the Board of Directors may not, without the approval by vote of the majority of the outstanding voting stock of the Company, within 12 months before or after the Board of Director's adoption of the amendment, with respect to all Options other than Options granted to the Executives, change the class of individuals eligible to receive an ISO, extend the expiration date of the 1995 Plan, decrease the minimum exercise price of an ISO granted under the 1995 Plan or increase the maximum number of shares of Common Stock as to which Options may be granted under the 1995 Plan. In addition, provisions of the 1995 Plan relating to the Executives that determine (i) which Executives shall be granted Options; (ii) the number of shares of Common Stock subject to such Options; (iii) the exercise price; and (iv) the timing of grants of Options, shall not be amended more than once every six months, other than to comport with changes in the Code or the Employee
Income Security Act of 1974, as amended, if applicable.

          14.  Tax Aspects of the 1995 Plan.  The
following discussion is intended to briefly summarize the general principles of Federal income tax law applicable to Options and Awards granted under the 1995 Plan.

     A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The Option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such Option holder.
Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum effective rate of 39.6%. If the Option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

     As a general rule, if the Option holder
disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the Option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction equal to such amount.
The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the Option holder held the shares prior to the disposition.

     The amount by which the fair market value of a share at the time of exercise exceeds the exercise price will be included in the computation of such Option holder's "alternative minimum taxable income" in the year the Option holder exercises the ISO. Currently, the maximum alternative minimum tax rate is 28%. If an Option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The Option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

     A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an Option holder will recognize ordinary income in the taxable year in which the Option holder exercises the Option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Option over the exercise price of such Option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares which had been subject to the Option, an Option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the Option holder's basis in the shares which had been subject to the Option
(which basis ordinarily is the fair market value of the shares which had been subject to the Option on the date the Option was exercised).

     Any shares of Common Stock subject to an Award will be treated as acquired by the Award recipient in connection with the performance of services. Such shares are likely to be considered to be subject to a "substantial risk of forfeiture" until the restrictions imposed on such Award recipient, if any, lapse. Assuming the restrictions represent a "substantial risk of forfeiture", an Award recipient will recognize ordinary compensation income in each year in which the restrictions on the shares (if any) lapse, equal to the fair market value of the shares as to which such restrictions lapse. The fair market value of the shares at the time the restrictions lapse will generally be the then-current market price. An Award recipient's basis for determining gain or loss on a subsequent disposition of such shares will be the amount which the Award recipient included in income when the restrictions lapsed. Any gain or loss recognized on a disposition of the stock generally will be long-term or short-term capital gain or loss depending on the length of time the shares have been held after the date the stock vested.

     The general rule described above does not apply if an Award recipient elects, under Section
83(b) of the Code, to recognize the fair market value of the shares awarded without taking into account the restrictions on such stock. Where such an election is made, the Award recipient is not required to recognize additional income when the shares vests. The basis for determining gain or loss on a disposition of such shares will be the amount included in income pursuant to the Code Section 83(b) election. The gain or loss recognized on a disposition will be long or short-term capital gain or loss depending on the length of time the shares are held after the date the Award was granted. If an Award recipient forfeits any shares under the provisions of the 1995 Plan, the Award recipient will not be entitled to deduct such a forfeiture as a loss even though the Award recipient included an amount in income by virtue of a Code Section
83(b) election.

     An Award recipient who files an election with the Internal Revenue Service to include the fair market value of any shares in gross income while they are still subject to restrictions must furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

     The Company will be entitled to a deduction in an amount equal to the income recognized by the Award recipient when the restrictions on such stock lapse (or upon the earlier recognition of income where an any employee has made a Code
Section 83(b) Election).

     Whenever the Company proposes or is required to deliver or transfer shares in connection with the exercise of an Option or pursuant to an Award under the 1995 Plan, the Company has the right to require the Option holder or the recipient of the Award to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such shares or to take whatever action it deems necessary to protect its interest with respect to tax liabilities in connection with the issuance of such shares. The Committee may establish such requirements and procedures which it deems appropriate with respect to the shares of the Company's Common Stock available for the grant of Options or Awards to satisfy any federal, state and/or local withholding tax requirements which arise in connection with the delivery or transfer of such shares.

     The following table sets forth the benefits or amounts that were received by or allocated to the persons listed below under the 1995 Plan for the Company's last completed fiscal year except as noted below. The dollar value of the Awards set forth below has been calculated based on the fair market value of the Common Stock on January
15, 1997; such Awards are subject to shareholder approval. The dollar value of the Option grants set forth below has been calculated based on the difference between the fair market value of the Common Stock on the date of grant and January 15, 1997:

                                     1995 PLAN BENEFITS

                             Dollar Value     Number    Dollar Value      Number
Name                          of Awards      of Awards   of Options   of Options

Robert I. Toll...............  $1,306,013    66,975(1)   $118,750    96,250(2)
  Chairman of the Board
  and Chief Executive Officer
Bruce E. Toll................  $1,306,013    66,975(1)   $118,750     96,250(2)
   President, Chief Operating
   Officer and Secretary
Zvi Barzilay                          N/A         0           N/A          0
   Executive Vice President
Joel H. Rassman                       N/A         0           N/A          0
   Senior Vice President,
   Chief Financial Officer,
   Treasurer and Nominee
   for Director
Executive Officer Group......  $2,612,026   133,950(1)   $237,500    192,500(2)
Non-Executive Officer
   Director Group............         N/A         0           N/A          0
Wayne S. Patterson...........         N/A         0             0     35,000
   Senior Vice President
   (Non-Executive Officer)
All Non-Executive Officers and
Employees as a Group.........         N/A         0      $ 21,250(3) 451,750

(1) Subject to Shareholder approval of Proposal Three and Proposal Four. If Proposals Three and Four are not approved by the Shareholders of the Company, each of Messrs. Toll will receive a cash bonus, under the existing Cash Bonus Plan, of $1,146,938. At October 31, 1996 the fair market value of the bonus Award shares was $1,146,938 for each of Robert I. Toll and Bruce E. Toll.
(2) 50,000 options were granted to each of Messrs. Toll on November 1, 1996 and 46,250 options were granted to each of Messrs. Toll on December 30, 1996 for the fiscal year ended October 31, 1996. All such grants were issued pursuant to the 1995 Plan.
(3) Represents the difference between the fair market value of the Common Stock on the date of grant and January 15, 1997 on 10,000 shares of Common Stock. The fair market value on the date of grant for the remaining 441,750 shares exceeded the fair market value on January 15, 1997.

     The affirmative vote of the holders of a majority of the Company's Common Stock present at the Meeting in person or by proxy and the approval by Shareholders of the amendments to the Cash Bonus
Plan described above (see "Proposal Three -
Proposed Amendments to the Company's Cash Bonus
Plan") are required for the proposed amendment to the 1995 Plan to become effective. Unless both
Proposal Four and Proposal Three are approved by the Shareholders, the proposed amendments to the 1995 Plan and the Cash Bonus Plan will not become effective. The Company has been advised that Robert I. Toll and Bruce E. Toll intend to vote the shares of Common Stock they beneficially own in favor of the approval of the proposed amendment to the 1995 Plan. If they do so, it is likely that the proposed amendment to the 1995
Plan will be approved by the Shareholders.  See
"Voting Securities and Security Ownership --
Security Ownership of Principal Shareholders and
Management."

 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
          THE APPROVAL OF PROPOSAL FOUR

                  PROPOSAL FIVE

     APPROVAL OF THE COMPANY'S INDEPENDENT AUDITORS

     The Company's Board of Directors recommends that the Shareholders consider and approve a proposal to select Ernst & Young LLP, which served as the Company's independent auditors for the last fiscal year, to serve as the Company's independent auditors for the current fiscal year ending October 31, 1997. A representative of
Ernst & Young LLP is expected to be present at the Meeting, will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions of Shareholders.


 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                  PROPOSAL FIVE
          INTERESTS OF CERTAIN PERSONS
           IN MATTERS TO BE ACTED UPON

     If Proposals Three and Four are approved by the Shareholders and become effective, all bonus payments made under the Cash Bonus Plan to Robert
I. Toll, Chairman of the Board of Directors and
Chief Executive Officer, and Bruce E. Toll,
President, Chief Operating Officer, Secretary and
Director, with respect to the Cash Bonus Plan years ending October 31, 1996, October 31, 1997 and October 31, 1998 will be paid in the form of an Award of shares of Common Stock under the terms of the 1995 Plan, and the number of shares of Common Stock so awarded will be determined based on the fair market value of a share of Common Stock as of May 29, 1996. To the extent that the fair market value of a share of the Common Stock on the date that a bonus is paid in stock exceeds the value of a share of Common
Stock on May 29, 1996, the bonus recipient will receive stock with a fair market value that exceeds the amount of the bonus if paid in cash under the existing Cash Bonus Plan. Conversely, if the fair market value of a share of the Common
Stock on the date that the bonus is paid in stock is less than the value of a share of Common Stock on May 29, 1996, the bonus recipient will receive stock with a fair market value that is less than the amount of the bonus if paid in cash under the existing Cash Bonus Plan. If Proposals Three and
Four are approved, each of Messrs. Toll will receive their bonuses, which would be $1,146,938 each under the existing Cash Bonus Plan, in Common Stock with a fair market value of $1,306,013 as of January 15, 1997. At October
31, 1996 the fair market value of the bonus Award shares was $1,146,938 for each of Robert I. Toll and Bruce E. Toll.

             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief
Executive Officer of the Company and the other executive officers of the Company.

                                                    Long Term
                                                    Compensation
                                                    Awards
Name and                                            Securities
Principal           Fiscal   Annual Compensation    Underlying      All Other
Position             Year    Salary     Bonus       Options(#)     Compensation
                              ($)       ($)(1)                         ($)(2)

Robert I. Toll.....  1996   829,432   1,146,938       73,000          7,776
 Chairman of the     1995   748,804   1,177,198      190,000          7,788
 Board and Chief     1994   691,912     771,444       67,000         11,282
 Executive Officer

Bruce E. Toll......  1996   829,432   1,146,938       73,000          7,776
  President, Chief   1995   748,804   1,177,198      190,000          7,788
  Operating Officer  1994   691,912     771,444       67,000         11,282
  and Secretary

Zvi  Barzilay......  1996   639,794     120,000      100,000          7,776
 Executive Vice      1995   515,801     120,000      100,000          7,788
President (3)        1994   334,242     120,000      100,000         12,602

Joel H. Rassman....  1996   509,212     120,000       50,000          7,776
  Senior Vice        1995   461,908     120,000       50,000          7,788
  President,         1994   361,164     120,000       50,000         12,610
  Chief Financial
  Officer and
  Treasurer (3)(4)

(1)       Cash bonuses for services rendered in fiscal years
          1995 and 1994 have been listed in the year earned, but were actually paid in subsequent years. If Proposals Three and Four are approved by the Shareholders of the Company, the cash bonuses listed for Messrs. Toll for fiscal year 1996 will be paid in shares of Common Stock pursuant to the terms of the Cash Bonus Plan and the 1995 Plan. If paid in shares of Common Stock (based on conversion at $17.125 per share as set forth in the Cash Bonus Plan) the value of the bonuses would be $1,306,013, as of January 15, 1997. At October 31,
          1996, the fair market value of the bonus award shares was $1,146,938 for each of Robert I. Toll and Bruce E. Toll.
(2) The compensation reported represents the Company's contribution and matching payments under its 401(k) salary deferred plan for each executive listed.
(3) Due to a change in the Company's methodology of compensating certain executives, the bonuses awarded Messrs. Barzilay and Rassman for fiscal 1994 were reduced to $120,000 each, and their annual salary rate commencing December 30, 1994 was increased to $555,000 for Mr. Barzilay and $485,000 for Mr. Rassman (see note
          (1) above).
(4) Under the terms of an Agreement dated June 30, 1988 between the Company and Mr. Rassman, in the event of Mr. Rassman's termination by the Company without cause (as defined), any material reduction or material adverse change (as defined) in Mr. Rassman's duties, any failure by the Company to provide Mr. Rassman with compensation, including salary and bonus, in an amount less than $350,000 and the exercise of an election by Mr. Rassman to terminate his employment or the removal of fringe benefits (as defined), Mr. Rassman will receive $250,000, and, in certain instances, an additional amount equal to the difference between $350,000 and his actual total compensation during a specified period prior to his termination.



Option Grants in Last Fiscal Year

   The following table provides information on option grants in the fiscal year ended October 31, 1996 to the named executive officers and information relating to all outstanding common shares as of October 31, 1996.

                                                                  Potential
                                                                  Realizable
                                                                           Value
                                                                           at Assumed
                       Number of   % of Total                              Annual
                       Securities  Options                                 Rates of
                       Underlying  Granted to  Exercise                    Stock Price
                       Options     Employees   Price      Expira-          Appreciation
Name                   Granted(#)  in Fiscal   ($/SH)     tion             for Option
                                   Year(3)                Date             Term
                                                                         5%         10%
Robert I. Toll(1)(4)...  30,000    3.56%     18.0000   10/31/05      $ 339,603 $  860,621
Robert I. Toll(1)(4)...  43,000    5.10      17.3125   10/28/06        468,173  1,186,442
Bruce E. Toll(1)(4)....  30,000    3.56      18.0000   10/31/05        339,603    860,621
Bruce E. Toll(1)(4)....  43,000    5.10      17.3125   10/28/06        468,173  1,186,442
Zvi Barzilay(2)........ 100,000   11.86      20.2500   12/19/05      1,273,512  3,227,328
Joel H. Rassman(2).....  50,000    5.93      20.2500   12/19/05        636,756  1,613,664
All Outstanding
  Common Shares(5)...33,918,606     N/A          N/A    N/A       $404,023,207 $1,023,874,132

-------------------------
(1) Options granted in fiscal 1996 become fully exercisable on the first anniversary of the date of the grant.
(2) Options granted in fiscal 1996 become exercisable starting on the first anniversary of the grant, with 25% becoming exercisable at that time and 25% becoming exercisable on each of the second, third and fourth anniversary dates.
(3) The Company granted options representing 768,450 shares of Common Stock to employees and 75,000 shares to non-employee directors in fiscal 1996.
(4)       Issued pursuant to formula grant provisions of the 1986
          Plan. In addition, pursuant to the grant provisions of the 1995 Plan, options for 50,000 shares of Common
          Stock were granted on November 1, 1996 and options for 46,250 shares of Common Stock were granted on December
          30, 1996 to each of Robert I. Toll and Bruce E. Toll.
(5) Illustrates the aggregate appreciation in value of all shares of Common Stock outstanding on October 31, 1996 based on the assumed 5% and 10% rates of appreciation that produced the realizable value of the options granted to executive officers shown in this table
          (measured from the dates of grant of the options to their expiration, on a weighted average basis).

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

   The following table sets forth certain information with regard to the aggregated option exercises in the fiscal year ended October 31, 1996 and the option values as of the end of that year for the chief executive officer and other executive officers of the Company.

                                                                        Value of
                                                     Number of          Unexercised
                                                     Unxercised         In-The-Money
                                                     Options at         Options at
                                                     October 31,        October 31,
                        Shares                         1996(#)           1996($)(1)
                      Acquired on       Value        Exercisable(E)     Exercisable(E)
Name                  Exercise(#)     Realized($)   Unexercisable(U)    Unexercisable

Robert I. Toll           None             N/A          346,000(E)     1,671,125(E)
                                                        73,000(U)(2)          0(U)
Bruce E. Toll            None             N/A          346,000(E)     1,671,125(E)
                                                        73,000(U)(2)          0(U)
Zvi Barzilay           28,000         326,375          259,000(E)       979,250(E)
                                                       150,000(U)       359,375(U)
Joel H. Rassman        25,000         248,125          120,000(E)       459,063(E)
                                                        75,000(U)       179,688(U)

_____________________

(1) Based upon the difference between the exercise price of the option and the closing price of $17.125 per share of the Company's Common Stock as reported on the New York Stock Exchange on October 31, 1996.
(2)       See note (4) to table under "Option Grants in Last Fiscal Year".



Compensation Committee Interlocks and Insider
Participation

   The Compensation Committee of the Board of
Directors currently consists of Robert I. Toll,
Bruce E. Toll and Carl B. Marbach. Robert I. Toll is the Company's Chairman of the Board and Chief
Executive Officer and Bruce E. Toll is the Company's
President and Chief Operating Officer. In naming these individuals to the Compensation Committee, the Board decided that salary, bonus and option grants for the Company's Chief Executive Officer and Chief
Operating Officer should be determined pursuant to certain objective measurements of the Company's performance and base salary percentage increases for other executives of the Company and that the Company's Chief Executive Officer and Chief
Operating Office should have the primary roles in determining compensation for the Company's other executive officers.

   In order to help provide for an orderly market in the Company's Common Stock in the event of the death of either Robert I. Toll or Bruce E. Toll (the
"Tolls"), or both of them, the Company and the Tolls have entered into agreements in which the Company has agreed to purchase from the estate of each of the Tolls $10 million of the Company's Common Stock
(or a lesser amount under certain circumstances), at a price equal to the greater of fair market value
(as defined) or book value (as defined). Further, the Tolls have agreed to allow the Company to purchase $10 million of life insurance on each of their lives. In addition, the Tolls granted the Company, at no cost to it, an option to purchase up to an additional $30 million (or a lesser amount under certain circumstances) of Common Stock from each of their estates. The agreements expire in October 2005.

   In addition to the performance of their duties for the Company, Messrs. Robert I. Toll and Bruce E.
Toll have engaged, and continue to engage, in certain other businesses in real estate. These businesses include the purchase, sale and management of townhome, apartment, condominium, commercial and industrial real estate projects for rental. The
Company leases, at what it believes to be competitive market rates certain office space from a business controlled by Messrs. Robert I. Toll and Bruce E. Toll. During the last fiscal year, the Company paid such business approximately $26,500.

   The Company has engaged the services of a company owned by Robbi Toll, the wife of Bruce E. Toll, the President and Chief Operating Officer of the
Company, to perform interior design work for a number of its communities' model homes. The Company paid $358,495 during the last fiscal year to this company for interior design services. The Company believes that these transactions were entered into on a competitive basis.

   During the past fiscal year, the Company purchased a number of vehicles with an aggregate purchase price of $148,138 from an auto dealership which was owned by Bruce E. Toll. The Company believes that the purchases were at competitive prices.



     REPORT OF THE COMPENSATION COMMITTEE ON
              EXECUTIVE COMPENSATION

Basic Policy Considerations

   The Company's compensation policies with respect to its executive officers, as established by the Compensation Committee of the Board of Directors and the Compensation Committee for Key Executives and Non-Employee Directors (collectively, the
"Compensation Committee" or the "Committee"), continue to be based on the principles that compensation should, to a significant extent, be reflective of the financial performance of the Company, and that a significant portion of executive officers' compensation should provide long-term incentives. Executive compensation is set at levels that are sufficiently competitive so that the Company may attract, retain and motivate the highest quality individuals to contribute to the Company's goals and objectives and its overall financial success. Methods of compensation are designed to provide incentives for performance that result in continuing improvements in the Company's financial results or condition, over both the short-term and the long-term, and to assure continued service to the Company. Stock options constitute payment of a significant portion of incentive compensation, which causes the ultimate interests of the executives to be aligned with the interests of the Shareholders in increasing the value of their investment. Each executive officer's compensation is based largely upon both individual and Company performance.

   The compensation program is comprised of two elements: annual salary and possible short-term incentive awards in the form of cash bonuses, and a long-term incentive program (namely, stock options) based on stock ownership and performance.
The details of this compensation program, with specific discussion of the programs applicable to the Chief Executive Officer and the Chief Operating
Officer are set out below.

Annual Compensation

   For salary levels other than those for the Chief
Executive Officer and the Chief Operating Officer, the Committee establishes annual salaries by evaluating individual performance and considering marketplace valuations of comparable executives, although salary determinations have not been based upon any specific constant criteria.

   Executives other than the Chief Executive
Officer and the Chief Operating Officer are eligible for annual incentive bonuses granted at the discretion of the Committee. These awards are not intended to be in addition to market level compensation but instead are designed to make a significant part of an executive's annual compensation dependant on the Committee's assessment of the executive's performance. Factors the Committee considers include the Company's overall financial results, as well as the individual's contributions to the Company's economic and strategic objectives, the efforts required and expended by the individual, the individual's abilities to develop, execute and implement short-term and long-term corporate goals and the executive's role in maximizing Company profitability, managing costs and reducing the impact of economic and demographic restrictions on Company performance. The Committee continues to be cognizant of its competitors' results of operations, including earnings, margins, return on equity and other factors, all of which, when considered in the context of the Company's comparative results, contribute to the determination of compensation for the Company's executives. Since executive performance constitutes such a major factor in the Company's success, such incentive bonuses prior to 1994 generally represented approximately 30% or more of total annual cash compensation for executive officers; however, in order to remain competitive at the base salary level for executive officers
(other than the Chief Executive Officer and Chief
Operating Officer) the ratio between salary and bonus was changed in 1994 by shifting a portion of the bonus factor to base salary (see note (3) to table under "Summary Compensation Table").

Long Term Compensation - Stock Options

   The stock option component of the executive
officers' compensation package has been designed to
provide incentives for the enhancement of
shareholder value, since the full benefit of stock
option grants will not be realized unless there has
been appreciation in per share values over several
years.  In this regard, options have been granted
at fair market value on the date of grant and
generally vest over a number of years, usually not
less than two years, with significant restrictions,
for a typical period of three years, on the
executive's ability to exercise the options and
sell the shares received without the consent of the
respective stock option committee.  As with the
grant of incentive cash bonuses, no constant
criteria are used year after year; instead, the
Committee makes a determination of the
effectiveness of the executive and the level of
contributions to the Company's success.   Because
the options are granted at fair market value relative to the date of grant, any value which ultimately accrues to the executives is based entirely on the Company's performance, as perceived by investors who establish the price for the Common
Stock.


1996 Compensation For Chief Executive Officer And
Chief Operating Officer

   Messrs. Robert I. Toll and Bruce E. Toll continue to be viewed by the Board of Directors to have the primary roles in determining compensation for the Company's executive officers other than themselves. Accordingly, the Board decided, in 1990, that salary, bonus and option grants for Messrs. Robert I. Toll and Bruce E. Toll should be determined pursuant to objective measurements, including appropriate performance criteria and market rates for comparable executives. Commencing
January 1, 1995, the Board of Directors determined that the formula for increasing the base salaries of Messrs. Robert I. Toll and Bruce E. Toll should be based on no less than the increase in the Consumer Price Index (as defined, using U.S.
Department of Labor definitions) and no more than the average percentage increase in compensation of the five highest percentage compensation increases of the Company's next ten most highly compensated employees, other than Messrs. Robert I. Toll and Bruce E. Toll, for the adjustment year. Since
1990, cash bonuses for Messrs. Robert I. Toll and
Bruce E. Toll in addition to such annual salaries also have been determined based on the formula contained in the Company's Cash Bonus Plan approved by shareholders in 1992. Under the Cash Bonus
Plan, each of Robert I. Toll and Bruce E. Toll is entitled to receive a bonus equal to the sum of (a)
1.5% of the Company's income before income taxes
(as defined in the Cash Bonus Plan) in excess of 10% and up to 20% of shareholders' equity (as defined in the Cash Bonus Plan) of the Company as of the end of the preceding fiscal year, plus (b)
2.0% of the Company's income before income taxes in excess of 20% and up to 30% of shareholders' equity of the Company as of the end of the preceding fiscal year, plus (c) 2.25% of the Company's income before income taxes in excess of 30% of shareholders' equity of the Company as of the end of the preceding fiscal year. This method of compensation ties the compensation of these executive officers to the Company's performance.
Accordingly, in the past five years, this method generated, a substantial bonus in 1992, a bonus in 1993 that was twice the size of the bonus for 1992, a bonus in 1994 that was approximately 42% higher than the bonus for 1993, a bonus in 1995 that was 53% higher than the bonus for 1994 and a bonus in 1996 that was slightly less than the bonus in 1995.
The Board of Directors and Messrs. Robert I. Toll and Bruce E. Toll, subject to Shareholder approval, have agreed that all bonuses payable under the Cash
Bonus Plan for the three years ended October 31, 1996, October 31, 1997 and October 31, 1998 shall be made in the form of awards of Common Stock. See
"Proposal Three - Approval of Amendments to Cash
Bonus Plan" and "Proposal Four - Approval of
Amendment to the Company's Stock Option and
Incentive Stock Plan (1995)." With respect to stock option grants under amendments to the Company's 1986 Plan, approved by Shareholders in
1992, in addition to a grant of 30,000 shares on April 6, 1992 and annual grants of 30,000 shares on November 1, 1992 and ending on November 1, 1995,
Messrs, Robert I. Toll and Bruce E. Toll received option grants based upon the Company achieving certain annual pre-tax return on equity and triennial after-tax return on equity. In 1995, the Shareholders approved the Company's 1995 Plan whereby Messrs. Robert I. Toll and Bruce E. Toll each will receive an annual option award of 50,000 shares commencing November 1, 1996 and ending on November 1, 1998 and additional option grants if certain defined targets for the Company's pre-tax return on equity, after-tax return on equity and increase in common stock value, over one year, three year and two year fiscal periods, respectively, are met.


                            COMPENSATION COMMITTEE
(As Defined)
                            OF THE BOARD OF
DIRECTORS

                            Robert I. Toll
                            Bruce E. Toll
                            Carl B. Marbach
                            Paul E. Shapiro

                 PERFORMANCE GRAPH

   The following graph compares the five year cumulative total return of the Company's Common
Stock, assuming reinvestment of dividends, with the S & P 500 Index and the S & P Homebuilding Index:


 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG TOLL BROTHERS, INC., THE S&P 500 INDEX AND
THE S&P HOMEBUILDING INDEX



         Toll Brothers, Inc.    S & P 500 Index       S & P Homebuilding

1991             100                 100                      100
1992             136                 149                      110
1993             238                 219                      126
1994             166                 121                      131
1995             270                 164                      166
1996             257                 158                      206



* $100 invested on 10/31/91 in Stock or Index - including reinvestment of dividends. Fiscal year ended October 31.
Compliance with Section 16(a)
   of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of
1934, and the regulations thereunder, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations received from reporting persons, the Company believes that all filings required to be made by the reporting persons for the period November 1, 1995 through October 31, 1996 were made on a timely basis.


Certain Transactions

   The Company entered into an agreement in October
1993 to acquire a parcel of land in Pennsylvania
(the "Parcel") from various persons and entities directly and indirectly related to Robert S. Blank, a director (collectively, "Sellers"). The purchase price for the Parcel is approximately $7 million net of the Sellers' required contribution towards the cost of a common sewer plant. The Sellers, who had previously owned a 60% interest in the Parcel and adjoining properties, acquired the remaining
40% minority interest in the Parcel and the adjoining properties from a third party in November
1992 after the 40% holder had refused to invest additional funds to pursue needed approvals, which appeared likely to involve litigation. The
Sellers' purchase price for the 40% minority interest was based on a value of $5 million for 100% of the Parcel and the adjoining properties.
The Company has been advised that no portion of the $2 million price paid by the Sellers for the 40% minority interest was specifically allocated to the Parcel as distinguished from the adjoining properties; moreover, due to differences among the Parcel and the adjoining properties, including a variety of approval problems, which ultimately resulted in litigation only as to the adjoining properties, any attempt to estimate such a specific allocation would be speculative. The transaction was approved by separate actions of both the Audit
Committee and the Board of Directors (Mr. Blank having withdrawn from the meetings). The Audit
Committee and the Board, basing their
determinations upon comparable sales of property in the area, the competitive price for the Parcel compared to market and the attractiveness of the area for home building purposes, determined that the transaction was fair to the Company and was entered into in good faith. The Company acquired the Parcel in January 1996.

   Ballard, Spahr, Andrews & Ingersoll, the law firm of which Director Richard J. Braemer is a partner, acted as counsel to the Company in various matters during fiscal 1996 and was paid aggregate fees of $127,838 during that period.

   For information regarding certain other
transactions, see "Compensation Committee
Interlocks and Insider Participation," elsewhere in this proxy statement.

               SHAREHOLDER PROPOSALS

   Shareholder proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received by the Company at the address appearing on the first page of this proxy statement by October
1, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

              SOLICITATION OF PROXIES

   The enclosed form of proxy is being solicited on behalf of the Company's Board of Directors. The
Company will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners.

   In addition to the mailing of the proxy
material, such solicitation may by made in person or by telephone, telegraph or telecopy by directors, officers or regular employees of the Company, or by a professional proxy solicitation organization engaged by the Company.

            ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH
PERSON WHOSE  PROXY IS BEING SOLICITED BY THIS
PROXY STATEMENT, ON THE WRITTEN REQUEST OF ANY SUCH
PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON
FORM 10-K (INCLUDING THE FINANCIAL STATEMENTS AND
SCHEDULE THERETO) AS FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL
YEAR.  SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO
JOSEPH R. SICREE, DIRECTOR OF INVESTOR RELATIONS,
AT THE ADDRESS OF THE COMPANY APPEARING ON THE
FIRST PAGE OF THIS PROXY STATEMENT.